EXHIBIT 21.1

SUBSIDIARIES LIST

Entity Name	Jurisdiction of Incorporation or Formation
AmTrust International Insurance Limited	Bermuda
Technology Insurance Company, Inc.	New Hampshire
Rochdale Insurance Company	New York
Wesco Insurance Company	Delaware
AmTrust International Underwriters Limited	Ireland
AmTrust North America, Inc.	Delaware
The Princeton Agency, Inc.	New Jersey
AFS Holding Group, Inc.	Delaware
I.G.I. Underwriting Agency, Inc.	New York
AmTrust Managers, Inc.	Delaware
AmTrust Management Services Limited	United Kingdom
AMT Warranty Corp.	Delaware
AMTS Holding Corp.	Delaware
AMT Service Corp. of Canada, ULC	Canada
North American Risk Management, Inc.	Florida
AFS Capital Corporation	Texas
Rock Run South, LLC	Delaware
AmTrust Underwriters, Inc.	Delaware
Associated Industries Insurance Services, Inc.	Florida
Associated Industries Insurance Company, Inc.	Florida
AII Insurance Management Limited	Bermuda
AII Reinsurance Broker Limited	Bermuda
AmTrust Nordic AB	Sweden
I.G.I. Group Limited	England
I.G.I. Insurance Company Limited	England
I.G.I. Administration Services Limited	England
AII Investment Holding Limited	Bermuda
Trinity Universal Insurance Company of Kansas, Inc.	Kansas
Milwaukee Casualty Insurance Co.	Wisconsin
Trinity Lloyd's Corporation	Texas
Trinity Lloyd's Insurance Company	Texas
Security National Insurance Company	Texas
Signal Acquisition LLC	Delaware
Service Contract Solutions NA, LLC	Georgia
Signal Service Solutions, LLC	Delaware
Service Contract Solutions, LP	Pennsylvania
AmTrust Management Services Europe Limited	United Kingdom
Leap -Tide Capital Management, Inc.	Delaware
AmTrust Captive Holdings Limited	Luxembourg
AmTrust Re	Luxembourg
AmTrust Re 2007	Luxembourg
AmTrust Re Beta	Luxembourg
Pedigree Livestock Insurance Limited	England
Caravan Security Storage Limited	England
Right 2 Claims, Ltd.	England
Complete Claims Limited	England
I.G.I. Intermediaries, Ltd.	England
Oakwood Village, Ltd.	England